Exhibit 99.1

New Mountain Finance Corporation Prices Reopening of $60 Million of 7.50% Convertible Notes Due 2025

New York, NY – March 9, 2023 – New Mountain Finance Corporation (the “Company”) (NASDAQ: NMFC) announced today the pricing of an additional $60 million in aggregate principal amount of 7.50% convertible notes due 2025 (the “Notes”). In connection with the offering, the Company entered into private placement purchase agreements (the “Purchase Agreement”) with the several purchasers, each of whom is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) or a “qualified institutional buyer” within the meaning of Rule 144A promulgated under the Securities Act. The Notes are being issued at 100.5% of the principal amount per note. The closing of the offering is subject to customary closing conditions and is expected to take place on March 14, 2023.

The Notes are an additional issuance of the 7.50% convertible notes due 2025 that the Company issued on November 2, 2022 in an aggregate principal amount of $200 million (the “Existing Notes”). The Notes will be treated as a single series with the Existing Notes under the indenture governing the Existing Notes and will have the same terms as the Existing Notes. The Notes will have the same CUSIP number and will be fungible and rank equally with the Existing Notes. Upon the issuance of the Notes, the outstanding aggregate principal amount of the Company’s 7.50% convertible notes due 2025 will be $260 million.

The Notes will be convertible into shares of the Company’s common stock (together with cash in lieu of fractional shares) at a conversion rate of 70.5365 shares of the Company’s common stock per $1,000 principal amount of Notes (subject to additional adjustments by the Company as provided in the indenture), which is equal to a conversion price of approximately $14.18 per share of the Company’s common stock. The conversion price represents a 12.5% conversion premium over the last reported sale price of the Company’s common stock on March 8, 2023, which was $12.60 per share. This conversion rate and conversion price reflect an adjustment to the initial conversion rate of 70.4225 and resulting conversion price of $14.20 as a result of the Company’s fourth quarter dividend to stockholders of record as of December 16, 2022 in the amount of $0.32 per share. A holder may convert its Notes in whole or in part any time prior to the close of business on the scheduled business day immediately preceding the maturity date of October 15, 2025.

The Notes will mature on October 15, 2025, unless earlier converted, redeemed or repurchased in accordance with their terms. The Notes will accrue interest at an annual rate of 7.50%, payable semi-annually in arrears on April 15 and October 15 of each year, commencing on April 15, 2023.

The Company intends to use the net proceeds from the sale of the Notes to repay outstanding indebtedness and for general corporate purposes. The Notes have no restrictions related to the type and security of assets in which the Company might invest.

The Notes and the shares of the Company’s common stock underlying the Notes have not been registered under the Securities Act or any applicable state securities laws. Unless so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Oppenheimer & Co. Inc. is serving as the placement agent for the offering.

Investors are advised to carefully consider the investment objectives, risks and charges and expenses of the Company before investing.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

ABOUT NEW MOUNTAIN FINANCE CORPORATION

New Mountain Finance Corporation is a closed-end, non-diversified and externally managed investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. The Company’s investment objective is to generate current income and capital appreciation through the sourcing and origination of debt securities at all levels of the capital structure, including first and second lien debt, notes, bonds and mezzanine securities. The Company’s first lien debt may include traditional first lien senior secured loans or unitranche loans. Unitranche loans combine characteristics of traditional first lien senior secured loans as well as second lien and subordinated loans. Unitranche loans will expose the Company to the risks associated with second lien and subordinated loans to the extent it invests in the “last out” tranche. In some cases, the investments may also include small equity interests. The Company’s investment activities are managed by its Investment Adviser, New Mountain Finance Advisers BDC, L.L.C., which is an investment adviser registered under the Investment Advisers Act of 1940, as amended.

ABOUT NEW MOUNTAIN CAPITAL

New Mountain Capital is a New York-based investment firm that emphasizes business building and growth, rather than debt, as it pursues long-term capital appreciation. The firm currently manages private equity, credit and net lease investment strategies with over $37 billion in assets under management. New Mountain seeks out what it believes to be the highest quality growth leaders in carefully selected industry sectors and then works intensively with management to build the value of these companies.

FORWARD-LOOKING STATEMENTS

Statements included herein may contain “forward-looking statements”, which relate to the Company’s future operations, future performance or the Company’s financial condition. Forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties, including the impact of COVID-19, the current conflict between Russia and Ukraine, and related changes in base interest rates and significant volatility on the Company’s business, portfolio companies, the Company’s industry and the global economy. Actual results and outcomes may differ materially from those anticipated in the forward-looking statements as a result of a variety of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission or factors that are beyond the Company’s control. The Company undertakes no obligation to publicly update or revise any forward-looking statements made herein, except as may be required by law. All forward-looking statements speak only as of the time of this press release.

Contacts

New Mountain Finance Corporation

Investor Relations

Shiraz Y. Kajee, Authorized Representative

NMFCIR@newmountaincapital.com

(212) 220-3505